Exhibit 99.1

FOR IMMEDIATE RELEASE: February 8, 2018

Salon Media Group Reports Third Quarter Fiscal 2018 Results

Net revenues Up 10% for the Nine Months Ending December 31, 2017

NEW YORK, NY (February 8, 2018). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three and nine months ending December 31, 2017.

Highlights:

●	Net revenues up 10% for nine-month period, year-over-year
●	New website launched in September 2017 drove higher CPMs
●	Lower operating expenses helped reduce losses
●	Subscription product to be offered in March 2018 Quarter

Revenue for the three months ending December 31, 2017 was $1.2 million, consistent with the $1.2 million reported for the three months ending December 31, 2016. For the nine months ending December 31, 2017, revenue was $3.9 million, an increase of 10% from the $3.5 million reported for the nine months ending December 31, 2016. The increase in revenue was a result of a continued industry shift in online advertising from advertising sold by a direct sales team to advertising increasingly being sold through software-based “programmatic” technology. The Company has been making changes to its advertising footprint to capture the greater programmatic opportunity for its display and video advertising inventory. This has allowed the Company to improve its cost-per-thousand-impression (“CPMs”) from its programmatic advertising by 50% in the December 2017 quarter as compared to the December 2016 quarter. However, the higher programmatic CPMs were offset by a smaller ad footprint due to the redesign of the Website from the same period last year, which led to a smaller inventory of ad products to sell, so a smaller relative increase in revenues.

The Company’s operating expenses for the three months ending December 31, 2017 were reduced to $1.8 million compared to $2.2 million for the same period last year. For the nine months ending December 31, 2017, operating expenses were $5.5 million, compared to $6.2 million for the same period last year. Net losses from operations were $0.6 million during the three months ended December 31, 2017, and $1.7 million for the nine months ending December 31, 2017, a decrease from $1.0 million and $2.7 million, respectively, during the same periods last year. The decrease in losses resulted from a nominal increase in revenues and a decrease in operating expenses. In addition, the financials included several non-recurring items, including $0.4 million non-cash interest expense recorded for the beneficial conversion feature of capital raising transactions during the nine months ending December 31, 2017, as well as $4.4 million non-cash interest expense recorded for the beneficial feature of capital raising transactions in the nine months ending December 31, 2016.

Salon has continued to roll out a strategy to produce original video content focused on news, politics, and entertainment under the banner of Salon TV, Salon Talks and Salon Stage, with a goal to add high quality diversified content to Salon’s Website, and to attract premium video advertising that commands higher CPMs as compared to display advertising. Featured guests on Salon Talks have included Senator Al Franken, scientist Bill Nye, Deepak Chopra, Dan Rather, Pearl Jam guitarist Mike McCready and Van Jones, among others, while Salon Stage hosted acoustic sets by, among others, the Revivalists, Josh Ritter, Lukas Nelson, Bela Fleck, Wyclef Jean and more.

Salon has been implementing a plan to offer a subscription program, which is expected to launch in the March 2018 quarter, that will be targeted at Salon users who prefer not to see advertisements. Initially, Salon will offer an ad-free app for mobile and tablet. Salon also plans to launch gated premium content initially to international users, as user adoption is higher for this service in countries in Europe.

Average unique visitors to the Salon.com Website during the quarter ending December 31, 2017 was 13.1 million, flat compared to the quarter ending December 31, 2016, and an increase of 11% compared to the quarter ending September 30, 2017, according to data compiled by Google Analytics. The Company’s focus on growing traffic has shifted from volume to quality, in order to maximize our ability to monetize our page views with higher CPM video and display advertising. We attribute the flat traffic to a combination of events, including the changes in the algorithms used by Facebook to promote news content, which led to lower referral traffic from Facebook, and reduced referral traffic from other major websites like Yahoo and Twitter.

“Our overall shift toward leveraging technological and programmatic solutions for digital publishing has created consistent results that position us for future growth. This quarter we made some excellent progress in controlling our costs, growing audience and re-launching video into a critically acclaimed property that is beginning to scale,” said Jordan Hoffner, CEO of Salon Media Group. “These pillars will help propel the Salon Media Group towards future growth.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, provocative personal essays, and original editorial video. Salon has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital

●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ending December 31, 2017, filed with the SEC on February 8, 2018, and our Annual Report on Form 10-K for the fiscal year ending March 31, 2017, filed with the SEC on June 23, 2017, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 870-7566

PART I: FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

SALON MEDIA GROUP, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	December 31,	March 31,
	2017	2017 (1)
Assets	(unaudited)
Current assets:
Cash	$99	$183
Accounts receivable, net of allowance of $15	772	663
Prepaid expenses and other current assets	75	159
Total current assets	946	1,005

Property and equipment, net	398	305
Other assets, principally deposits	38	33
Total assets	$1,382	$1,343
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings and accrued interest	$1,424	$1,382
Convertible promissory notes, net	336	-
Accounts payable	1,200	1,231
Accrued liabilities	761	1,588
Total current liabilities	3,721	4,201

Deferred rent	-	58
Total liabilities	3,721	4,259
Commitments and contingencies (See Note 5)

Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 0 and 1,427,229 shares issued and outstanding as of December 31, 2017 and March 31, 2017 (liquidation preference of $0 and $3,540 as of December 31, 2017 and March 31, 2017, respectively) (2)	-	6,862

Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,648,830 and 0 shares issued and outstanding as of December 31, 2017 and March 31, 2017 (liquidation preference of $4,089 and $0 as of December 31, 2017 and March 31, 2017, respectively)	7,412	-

Common stock, $0.001 par value, 900,000,000 and 150,000,000 shares authorized as of December 31, 2017 and March 31, 2017, 151,056,477 shares issued and outstanding as of December 31, 2017 and 150,000,000 shares issued and outstanding as of March 31, 2017	151	150
Additional paid-in capital	127,141	125,053
Accumulated deficit	(137,043)	(134,981)
Total stockholders' deficit	(2,339)	(9,778)
Total liabilities, mezzanine equity and stockholders' deficit	$1,382	$1,343

(1)	Derived from the Company’s audited financial statements.

(2)	Series A Mandatorily Convertible Preferred Stock at March 31, 2017 is classified as Mezzanine Equity, see Note 6.

The accompanying notes are an integral part of these condensed financial statements.

SALON MEDIA GROUP, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues	$1,247	$1,226	$3,868	$3,516

Operating expenses:
Production and content	808	1,152	2,844	3,093
Sales and marketing	111	209	416	708
Technology	192	283	590	890
General and administrative	723	562	1,668	1,498
Total operating expenses	1,834	2,206	5,518	6,189

Loss from operations	(587)	(980)	(1,650)	(2,673)
Interest expense	(15)	(12)	(43)	(34)
Non-cash interest expense – beneficial conversion feature	(94)	(4,420)	(369)	(4,420)
Net loss	(696)	(5,412)	(2,062)	(7,127)
Preferred deemed dividend	-	(860)	-	(860)
Net loss attributable to common shareholders	$(696)	$(6,272)	$(2,062)	$(7,987)

Basic and diluted net loss per share	$(0.00)	$(0.06)	$(0.01)	$(0.09)

Weighted average shares used in computing basic and diluted net loss per share	151,056	113,938	150,476	88,859

The accompanying notes are an integral part of these condensed financial statements.